Exhibit 14


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 25, 2001, relating to the financial statements and financial highlights of Pilgrim High Yield Fund II (one of the portfolios constituting Pilgrim Mutual Funds) and Pilgrim High Yield Fund (one of the portfolios constituting Pilgrim Investment Funds, Inc.) which appears in the March 31, 2001 Annual Reports to Shareholders of Pilgrim Mutual Funds and Pilgrim Investment Funds Inc., respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Representations and Warranties" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
November 19, 2001